UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 25, 2022

ACCEL ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38136	98-1350261
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

140 Tower Drive
Burr Ridge ,	Illinois	60527
(Address of principal executive offices)	(Zip Code)

(630) 972-2235
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A-1 common stock, par value $0.0001 per share	ACEL	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Chief Financial Officer
On April 25, 2022, Accel Entertainment, Inc. (the “Company”) announced that Mathew Ellis was appointed by the board of directors as Chief Financial Officer, effective May 1, 2022, and will perform the functions of principal financial officer and principal accounting officer of the Company. Mr. Ellis’s appointment is the culmination of the previously announced search by the Company for a new chief financial officer. As previously disclosed, on November 12, 2021, Brian Carroll notified the Company of his intent to retire as the Chief Financial Officer of the Company, which will be effective as of April 30, 2022.
Mr. Ellis has been the Company’s Senior Vice President of Corporate Strategy since June 2019 and previously served as the Vice President of Operational Strategy from December 2015 to June 2017. From June 2017 to May 2019, Mr. Ellis was the Vice President of Financial Planning and Analysis at TSI - Transworld Systems, Inc., an accounts receivable management company. Prior to that, Mr. Ellis served as a manager at International Trading Group, Inc., a manufacturer’s logistics company, from January 2012 to December 2015 and an Audit Senior at Deloitte & Touche LLP from August 2009 to January 2012. Mr. Ellis earned a Bachelor of Arts in Economics and a Master of Accounting from the University of Michigan in 2008 and 2009, respectively.
The selection of Mr. Ellis to perform the functions of principal financial officer and principal accounting officer and Chief Financial Officer was not pursuant to any arrangement or understanding between Mr. Ellis and any other person. There are no family relationships between Mr. Ellis and any director or executive officer of the Company, and there are no transactions between Mr. Ellis and the Company that would be required to be reported under Item 404(a) of Regulation S-K.
On April 24, 2022, the Company entered into an employment agreement with Mr. Ellis, effective as of May 1, 2022 (the “Employment Agreement”). The Employment Agreement amends and restates the prior employment agreement between the Company and Mr. Ellis dated as of June 6, 2019, and amended and restated effective as of January 1, 2021. Pursuant to the terms of the Employment Agreement, Mr. Ellis’s annual base salary will be $350,000 and he will be eligible to receive a discretionary annual bonus with a target amount equal to 50% of the annual base salary and a discretionary annual equity-based incentive award grant commencing in calendar year 2023 with a target grant date value equal to 100% of the annual base salary. Mr. Ellis will be granted 50,000 restricted stock units and 50,000 stock options in connection with his promotion to Chief Financial Officer. In addition, in the event Mr. Ellis experiences a termination of his employment without “cause” or he resigns for “good reason” (each as defined in the Employment Agreement), he will become entitled to (i) an amount equal to the sum of (A) the annual base salary paid to him during the twelve-month period immediately preceding such termination plus (B) the most recent annual bonus payment made to him immediately preceding such termination and (ii) twelve months of continued COBRA coverage. Mr. Ellis’s receipt of the foregoing severance payments and benefits is subject to his delivery of an effective release of claims against the Company and its affiliates. The Employment Agreement includes a one-year post-termination non-competition covenant and a one-year post-termination employee and customer non-solicitation covenant.
Further, in connection with Mr. Ellis’s appointment, Mr. Ellis and the Company entered into an indemnification agreement in the form the Company has entered into with certain of its other executive officers, which form is filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed by the Company on November 26, 2019.
Item 7.01. Regulation FD Disclosure
A copy of the press release announcing Mr. Ellis’s appointment is attached hereto as Exhibit 99.1 and incorporated herein by reference. The information in Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 hereto furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and is not incorporated by reference into any filing made pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description

99.1	Press Release dated April 25, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCEL ENTERTAINMENT, INC.

Date: April 25, 2022	By:	/s/ Andrew Rubenstein
Andrew Rubenstein
Chief Executive Officer and President

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